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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                          __________________________

                                  FORM 8-A/A
                                AMENDMENT NO. 4

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                  P-COM, INC.
              (Exact name of registrant as specified in charter)

       DELAWARE                     0-25356                    77-0289371
(State of incorporation     (Commission File Number)          (IRS Employer
    or organizaton)                                        Identification No.)

               3175 S. Winchester Boulevard, Campbell, CA 95008
                   (Address of principal executive offices)

      Registrant's telephone number, including area code: (408) 866-3666
     ___________________________________________________________________

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
If this form relates to the registration of   If this form relates to the registration of
a class of securities pursuant to section     a class of securities pursuant to section
12(b) of the Exchange Act and is effective    12(g) of the Exchange Act and is effective
pursuant to General Instruction A.(c),        pursuant to General Instruction  A.(d), please
please check the following box. [_]           check the following box.  [X]
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             Securities Act registration statement file number to
                which this form relates (if applicable):   N/A


       Securities to be registered pursuant to Section 12(b) of the Act:
       -----------------------------------------------------------------

                                     NONE
                               (Title of Class)

       Securities to be registered pursuant to Section 12(g) of the Act:
       -----------------------------------------------------------------

                        PREFERRED STOCK PURCHASE RIGHTS
                               (Title of Class)

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Item 1. Description of Registrant's Securities to be Registered.
        --------------------------------------------------------

The original Form 8-A and the previously filed amendments describe the Preferred Stock Purchase Rights of P-Com, Inc. ("the Company"). The Preferred Stock Purchase Rights are governed by a Rights Agreement entered into by the Company. On January 24, 2001, the Company amended and restated in full the Rights Agreement, as previously amended through July 13, 1999. Such Amended and Restated Rights Agreement is attached hereto as Exhibit 4.10 and is incorporated by reference herein. A summary of the Preferred Stock Purchase Rights is set forth as Exhibit C to such Amended and Restated Rights Agreement. Among the amendments on January 24, 2001 to the Preferred stock Purchase Rights' terms was the inclusion of Firsthand Capital Management, in addition to State of Wisconsin Investment Board, in a category different from other acquirers of Company common stock. The Preferred Stock Purchase Rights separate from the Common Stock, and became exercisable, upon a Distribution Date. In general, a Distribution Date occurs soon after the acquisition of or the announcement of a tender offer for 15% or ore of the Company's outstanding Common Stock by any person or associated group, absent the Company's Board of Directors consent. However, in the case of State of Wisconsin Investment Board, and now in the case of Firsthand Capital Management too, the threshold is 20% rather than 15%.

Item 2. Exhibits.
        ---------

4.10 Amended and Restated Rights Agreement dated January 24, 2001, including exhibits thereto.


                                   SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                  P-COM, INC.

DATE: May 7, 2001           By: /s/ Leighton J. Stephenson
                               ----------------------------
                            Name:   Leighton J. Stephenson
                            Title:  Chief Financial Officer

                                       2
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                                 EXHIBIT INDEX


Exhibit
Number      Document Description
------      --------------------

4.10 Amended and Restated Rights Agreement dated January 24, 2001, including exhibits thereto.

                                       3